Ginkgo Bioworks Announces Date of Second Quarter 2026 Results Presentation
Presentation and Q&A session scheduled for post-market on Wednesday, August 5, 2026
BOSTON – July 30, 2026 – Ginkgo Bioworks Holdings, Inc. (NYSE: DNA, “Ginkgo”) today announced that it plans to host a presentation and Q&A session reviewing business performance for the second quarter ended June 30, 2026, on Wednesday, August 5, 2026, beginning at 4:30 p.m. ET.
The presentation details and webcast link will be available on Ginkgo's investor relations website at https://investors.ginkgobioworks.com, and a replay will be made available.
To ask a question ahead of the presentation, please submit them to @Ginkgo on X (hashtag #GinkgoResults) or by sending an e-mail to investors@ginkgobioworks.com.
About Ginkgo Bioworks
Ginkgo Bioworks builds the tools that make biology easier to engineer for everyone. The company offers autonomous laboratories that replace manual laboratory work with robotics in the lab, greatly improving the productivity of scientists. Ginkgo’s in-house autonomous lab is also available as a “cloud lab” through our Datapoints and Solutions contract research services. For more information, visit ginkgobioworks.com, read our blog, or follow us on social media channels such as X (@Ginkgo), Instagram (@GinkgoBioworks), Threads (@GinkgoBioworks), or LinkedIn.

Ginkgo announces material information to the public through a variety of means, including filings with the SEC, public conference calls, its website (https://www.ginkgo.bio), its investor relations website (https://investors.ginkgobioworks.com) and its news site (https://investors.ginkgobioworks.com/news). Ginkgo uses these channels, as well as its blog (https://www.ginkgo.bio/resources) and social media accounts on X (@Ginkgo), Instagram (@GinkgoBioworks), Threads (@GinkgoBioworks) and LinkedIn to communicate with investors and the public about the Company and other matters and encourages investors, the media, and others interested in the Company to review the information it makes public in these locations, as such information could be deemed to be material information.

Ginkgo Bioworks Contacts:
INVESTOR CONTACT:
investors@ginkgobioworks.com

MEDIA CONTACT:
press@ginkgobioworks.com